FOR IMMEDIATE RELEASE
CONTACT:  Gregg J. Wagner, President and CEO
PHONE: 215-513-2391

HARLEYSVILLE NATIONAL CORPORATION DIVIDEND UP 10.5%
Special Cash Dividend Also Declared

HARLEYSVILLE, PA (November 10, 2005) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) declared a regular cash dividend of $.19 per share on 27,402,779 shares of outstanding common stock. The dividend, which represents a 10.5% increase over the regular dividend paid in the same period last year, is payable December 15, 2005, to shareholders of record on November 30, 2005. In addition to the regular dividend, the Board of Directors also approved a special cash dividend of $.04 per share to shareholders of record on November 30, 2005, payable December 15, 2005.

“We are pleased that our strong financial performance has, once again, enabled us to reward our loyal shareholders,” said Gregg J. Wagner, President and CEO. “Total cash dividends paid during 2005 were $.754 per share, a 10.7% increase from the $.681 per share paid last year. All dividend numbers have been adjusted to reflect the 5% common stock dividend we paid in September 2005,” he added.

Harleysville National Corporation, with assets of $3.1 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.